Exhibit 99.1

DYNCORP INTERNATIONAL ANNOUNCES COMPLETION OF ACQUISITION BY

AFFILIATES OF CERBERUS CAPITAL MANAGEMENT

FALLS CHURCH, Va. – July 7, 2010 – DynCorp International Inc. (“DynCorp International”) today announced the completion of its acquisition by entities created by certain affiliates of Cerberus Capital Management, L.P. (“Cerberus”).

“With this announcement, DynCorp International enters an exciting new chapter,” said Bill Ballhaus, DynCorp International’s President and Chief Executive Officer. “Built on six decades of trusted performance for the U.S. government, this solid foundation will only be strengthened by the operational and financial expertise that Cerberus brings. I look forward to continuing on our path of growth and excellence in the areas of defense, diplomacy and development.”

“Cerberus is pleased to be partnering with DynCorp International,” said Timothy F. Price, Cerberus Managing Director and spokesperson. “We look forward to the company’s continued success in serving its customers around the globe.”

Pursuant to the terms of the merger agreement, DynCorp International’s stockholders are entitled to receive $17.55 in cash, without interest, less any applicable withholding taxes, for each share of DynCorp International Class A common stock owned by them. As a result of the merger, DynCorp International’s common stock will no longer be listed for trading on the New York Stock Exchange effective at the close of business on July 7, 2010.

Stockholders of record will receive a letter of transmittal and instructions on how to surrender their shares of DynCorp International common stock in exchange for the merger consideration. Stockholders of record should wait to receive the letter of transmittal before surrendering their shares.

About DynCorp International Inc.:

DynCorp International Inc., through its wholly-owned subsidiary DynCorp International LLC, is a global government services provider in support of U.S. national security and foreign policy objectives, delivering support solutions for defense, diplomacy, and international development. DynCorp International operates major programs in logistics, platform support, contingency operations, and training and mentoring to reinforce security, community stability, and the rule of law. DynCorp International is headquartered in Falls Church, Va. For more information, visit www.dyn-intl.com.

DynCorp International Media Contact: Ashley Burke, Ashley.burke@dyn-intl.com, 703-462-7116

About Cerberus Capital Management, L.P.:

Cerberus Capital Management, L.P., along with its affiliates, is one of the world’s leading private investment firms with approximately $23 billion under management in funds and accounts. Through its team of investment and operations professionals, Cerberus specializes in providing both financial resources and operational expertise to help transform undervalued companies into industry leaders for long-term success and value creation. Cerberus is headquartered in New York City with affiliate and/or advisory offices in the United States, Europe, the Middle East and Asia. For more information, visit www.cerberuscapital.com.

Cerberus Media Contact: Peter Duda, PDuda@webershandwick.com, 212-445-8213

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